Exhibit 99.3

B. Riley Principal Merger Corp. Closes Full Exercise of IPO Over-Allotment Option

NEW YORK, April 12, 2019 (GLOBE NEWSWIRE) — B. Riley Principal Merger Corp. (NYSE: BRPM.U) (the “Company”) today announced the closing of the issuance of an additional 1,875,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $18,750,000 to the Company and bringing the total gross proceeds of the initial public offering to $143,750,000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

B. Riley FBR, Inc. acted as the sole book-running manager for the deal. The offering was made only by means of a prospectus, copies of which may be obtained from: B. Riley FBR, Inc., 299 Park Avenue, 21st Floor, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

About B. Riley Principal Merger Corp.

B. Riley Principal Merger Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on established businesses with an aggregate enterprise value of approximately $300 million to $1 billion that would benefit from access to public markets and the operational and strategic expertise of the Company’s management team and board of directors. For further information, visit the Company’s website at www.brileymergercorp.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Daniel Shribman

dshribman@brileyfin.com

(212) 457-3300

Media

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425